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                               PURCHASE AGREEMENT


     The Galaxy Fund, a Massachusetts business trust (the "Trust"), and Provident Distributors, Inc., a Delaware corporation ("PDI"), hereby agree with each other as follows:

     1. The Trust hereby offers PDI and PDI hereby purchases (a) ten (10) Class FF shares, each such share representing an interest in the Trust's Institutional Money Market Fund, at a purchase price of $1.00 per share, (b) ten (10) Class GG shares, each such share representing an interest in the Trust's Institutional Treasury Money Market Fund, at a purchase price of $1.00 per share, (c) one (1) Class II share, such share representing an interest in the Trust's Florida Municipal Bond Fund, at a purchase price of $9.71 per share, (d) one (1) Class JJ - Series I share, one (1) Class JJ - Series 2 share and one (1) Class JJ - Series 3 share, each such share representing an interest in the Trust's Intermediate Tax-Exempt Bond Fund, at a purchase price of $9.82 per share, $10.00 per share and $9.82 per share, respectively, (e) one (1) Class KK Series 1 share, one (1) Class KK - Series 2 share and one (1) Class KK - Series 3 share, each such share representing an interest in the Trust's Connecticut Intermediate Municipal Bond Fund, at a purchase price of $10.22 per share, $10.00 per share and $10.22 per share, respectively, (f) one (1) Class LL - Series 1 share, one (1) Class LL - Series 2 share and one (1) Class LL - Series 3 share, each such share representing an interest in the Trust's Massachusetts Intermediate Municipal Bond Fund, at a purchase price of $10.00 per share, $10.00 per share and $10.00 per share, respectively, and (g) one (1) Class MM - Series 1 share, one (1) Class MM - Series 2 share, one (1) Class MM - Series 3 share and one
(1) Class MM - Series 4 share, each such share representing an interest in the Trust's Growth Fund II, at a purchase price of $13.47 per share, $10.00 per share, $13.47 per share and $10.00 per share, respectively, aggregating to thirty-four (34) shares of beneficial interest in the Trust (such shares of beneficial interest in the Trust being hereinafter collectively known as "Shares"). PDI hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from PDI of funds in the amount of $54.92 in full payment for the Shares.

     2. PDI represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 23rd day of June, 2000.

                                  THE GALAXY FUND


                                  By: /s/ John T. O'Neill
                                      -------------------------------
                                      John T. O'Neill
                                      President


                                  PROVIDENT DISTRIBUTORS, INC.


                                  By: /s/ Philip H. Rinnander
                                      -------------------------------
                                      Philip H. Rinnander
                                      President